Exhibit 99.1

COMPANY:                       Perma-Pipe International Holdings, Inc.
CONTACTS:                     David Mansfield, President and CEO

Perma-Pipe Investor Relations

847.929.1200

investor@permapipe.com

Perma-Pipe International Holdings Announces the Appointment of

Robert McNally to its Board of Directors

Long-time Perma-Pipe board member David Barrie - not standing for re-election

SPRING, TX, February 15, 2022 -- Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH), a global engineered piping services company, today announced changes to its Board of Directors, including the appointment to the Board of Mr. Robert McNally effective February 14, 2022. Robert McNally will replace Perma-Pipe Director, Mr. David Barrie, who has announced he will not stand for re-election to the Perma-Pipe Board during Perma-Pipe’s upcoming June 23, 2022 annual stockholders meeting.

President and CEO, Mr. David Mansfield commented, “Mr. Barrie has been a valued member of our Board since 2012 and as Chairman since 2015, guiding the company through significant strategic transition which has repositioned us as a strong global company today. We thank him for his extensive service and contributions, his unwavering commitment to the company, and his sincere care and attention for our stockholders. I wish him the very best”.

He continued, “We regularly evaluate our Board composition to ensure it includes the appropriate skills, experience and perspectives necessary to drive growth for our stockholders. The addition of Mr. McNally will bring a fresh set of eyes to leverage and accelerate our performance for our stockholders.”

Mr. Barrie will be transitioning the role of Chairman of the Board to Mr. Jerome Walker, currently Compensation Committee Chairman and Board member since 2014. Mr. Walker commented, “Mr. Barrie’s contributions over the years are countless and his tenure on the Board will not be forgotten. On behalf of the Board of Directors, we thank him for his dedication to serving the stockholders and employees.”

Mr. Barrie commented, “My decision to not stand for re-election comes with mixed emotions. I am pleased that over the past 10 years at Perma-Pipe I have met and worked with many people who have made significant contributions in transforming Perma-Pipe into a global industry leader. It has been a privilege and honor to have witnessed the positive changes in the company during this time. I couldn’t be more proud to have been a part of that journey.”

Mr. McNally, age 51, currently is an Independent Director for both Oasis Petroleum, Inc. and Summit Midstream Partners, LP where he serves on the Audit and Compensation Committees. He has served on several public and private boards in a variety of industries since 2006.

With over 28 years of global business experience, Mr. McNally is a seasoned leader. Mr. McNally was previously President, Chief Executive Officer and Board Member for EQT Corporation. EQT Corporation, headquartered in Pittsburgh, Pennsylvania, was the largest gas producer in North America. Prior to joining EQT, Mr. McNally was Executive Vice President and Chief Financial Officer at Precision Drilling Corporation. He has a B.A. in Mathematics from Knox College, a B.S. in Mechanical Engineering from the University of Illinois and an M.B.A. from Tulane University Freeman School of Business, New Orleans.

Mr. Jerome Walker added, “We are extremely pleased to have Robert join our Board and look forward to drawing from his extensive experience and business expertise as we continue to grow and transform Perma- Pipe’s global business.”

Mr. McNally commented, “I am honored to join the Perma-Pipe Board of Directors and am very much looking forward to working with Perma-Pipe’s talented management team and Board to deliver excellent results for all of the company’s stakeholders.”

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at thirteen locations in six countries.